BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

In compliance with article 157, paragraph 4, of Law No. 6,404 of December 15, 1976, as amended, and in accordance with the Comissão de Valores Mobiliários ("CVM") Instruction No. 358 of January 03, 2002, as amended, and Instruction CVM No. 567 of September 17, 2015, BRF S.A. ("BRF" - BM&FBovespa: BRFS3; NYSE: BRFS - "Company") hereby announces that, the Board of Directors at a meeting held today, approved the extension of the Company's share buyback program approved by the Board of Directors on October 29, 2015, under the following conditions ("Share Buyback Program"):

•      The goal of the Share Buyback Program is to promote an efficient use of available cash resources in order to maximize the Company's capital allocation and the value creation to the shareholders;

•      The Share Buyback Program will contemplate the acquisition of up to 23,000,000 common shares, all book-entry shares and without face value issued by the Company (therefore, 8,000,000 shares were added in relation to the original share buyback program);

•      The Company has, on this date: (i) 784,645,985 free float shares; and (ii) 52,184,525 treasury shares;

•      The term of the Share Buyback Program shall remain being of 12 months, from October 30, 2015 (inclusive), until October 28, 2016, and the Executive Board shall define the best time for the shares acquisitions. Applicable law shall be respected;

•      The buyback transactions will be carried out through the following financial institutions:

o   Bradesco S.A. Corretora de Títulos e Valores Mobiliários, at Av. Paulista, 1.450, 7º floor, Bela Vista, in the city and state of São Paulo, SP, Corporate Taxpayer’s ID (CNPJ) 61.855.045/0001-32;

o   CitiGroup Global Markets Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S/A, at Av. Paulista, 1.111, 14º floor, Bela Vista, in the city and state of São Paulo, SP, Corporate Taxpayer’s ID (CNPJ) 33.709.114/0001-64;

o   Itaú Corretora de Valores S.A., at Av. Brigadeiro Faria Lima, 3.500, 3º floor, Itaim Bibi, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 61.194.353/0001-64;

o   Merrill Lynch S.A. Corretora de Títulos e Valores Mobiliários, at Av. Brigadeiro Faria Lima, 3.400, suite 161, Part A, Itaim Bibi, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 02.670.590/0001-95;

o   Santander Corretora de Câmbio e Valores Mobiliários S.A., at Av. Presidente Juscelino Kubitschek, 2235, 24º floor, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 51.014.223/0001-49;

o   UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S/A, at Av. Brig. Faria lima, 4.440, 7º floor, Itaim Bibi, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 02.819.125/0001-73; and

o   XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S/A, at Av. Brigadeiro Faria Lima, 3600 10° floor, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ) 02.332.886/0001-04.

The shares acquired under the Share Buyback Program may be canceled, used for the Company's Stock Option Plan, Restricted Stock Option Plan or for any other plans approved by the Company.

São Paulo, November 9, 2015.

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer